UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 10, 2005

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant's telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

On February 9, 2005, CoTherix, Inc. (the "Company") entered into an underwriting agreement with CIBC World Markets Corp., Piper Jaffray & Co., Needham & Company, Inc. and Thomas Weisel Partners as representatives of the several underwriters listed on Schedule I thereto (the "Underwriters"). Pursuant to the agreement, the Underwriters have agreed to purchase 4,000,000 shares of the Company's common stock, plus up to 600,000 additional shares of common stock pursuant to an over-allotment option granted to the Underwriters, at a price of $8.90 per share.

Item 8.01. Other Events

On February 10, 2005, the Company issued a press release announcing a follow-on offering of 4,000,000 shares of common stock at a price to the public of $8.90 per share. In addition, CoTherix has granted to the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock to cover over-allotment, if any. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release of CoTherix, Inc. dated February 10, 2005 regarding the announcement of a follow-on offering of 4,000,000 shares of common stock at a price to the public of $8.90 per share. In addition, CoTherix has granted to the underwriters a 30 day option to purchase up to 600,000 additional shares of common stock to cover over-allotment, if any. The press release has been furnished in accordance with Item 8.01 of this Current Report.

The information in this Current Report (including Exhibit 99.1) is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2005

CoTherix, Inc.
By:	/s/ Christine Gray-Smith
Christine Gray-Smith Executive Vice President and Chief Financial Officer

INDEX TO EHXIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED FEBRUARY 10, 2005

Exhibit Description

99.1 Press Release of CoTherix, Inc. dated February 10, 2005 regarding the announcement of a follow-on offering of 4,000,000 shares of common stock at a price to the public of $8.90 per share. In addition, CoTherix has granted to the underwriters a 30 day option to purchase up to 600,000 additional shares of common stock to cover over-allotment, if any. The press release has been furnished in accordance with Item 8.01 of this Current Report.